UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 15, 2015

Date of Report (Date of earliest event reported)

WALKER LANE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-146442	26-3342907
(State or other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification Number)

102 North Curry Street, Carson City, Nevada 89703

(Address of Principal Executive Offices) (Zip Code)

(775) 461-3445

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5-Corporate Governance and Management

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Eric Stevenson as Vice President of Business Development

On January 15, 2015, the Company’s Board of Directors elected Eric Stevenson to serve as the Company’s Vice President of Business Development. John Key to serve as the Company’s president and chief executive officer. Mr. Key has over 40 years experience in the mining industry.

Eric Stevenson was appointed our Vice President of Business Development on January 15, 2015. Mr. Stevenson is a seasoned executive with over 47 years’ experience. Since October 2010 he has worked as President of Price Target Media, Inc, a full-service investor relations agency that specialized in the natural resources sector. From May 2009 to Sept. 2010 Mr. Stevenson was the Publisher of World City Press, Inc. an independent Internet broad news publisher that served 210 major market cities in the U.S., Canada, Great Britain, Scotland and Ireland, managing a news staff of 107 reporters worldwide. From January 2002 through April 2009 Mr. Stevenson was the Editor-in-Chief of AXcess News, a 92-city U.S. broad news publisher. From January 1992 through January 2002 Mr. Stevenson served as President of Axiom Capital Corporation, a full-service financial corporate development organization. From 1992 through 1994 Mr. Stevenson also served as President of the Eurdition Institute, a privately held company that provided research services for companies preparing for registration. From January 1990 through December 2001 Mr. Stevenson served as the Senior Research Analyst to 1st Nebraska Securities in Lincoln NE. From January 1986 to January 1990 Mr. Stevenson served as the Marketing Director to Unisource Equities, a management consulting firm engaged in diverse corporate development services for both domestic and foreign businesses. From January 1981 through January 1986 Mr. Stevenson served as President for Columbia Universal Financial Services, a Washington-based mortgage originator and brokerage firm that specialized in hard-to-place home mortgages. From January 1979 through January 1981 Mr. Stevenson served as the Assistant Director to the Los Angeles Opera Company, a non-profit community organization for cultural development.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Walker Lane Exploration, Inc.

Date: January 26, 2015	By:	/s/ John Key
Name: John Key
Title: President